Exhibit 99.1

Arrow Electronics Fourth-Quarter Earnings Exceed Expectations

Non-GAAP Earnings Per Share of $.64

Cash Flow from Operations in Excess of $200 Million

MELVILLE, N.Y.--(BUSINESS WIRE)--February 3, 2010--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth-quarter 2009 net income of $63.1 million ($.53 and $.52 per share on a basic and diluted basis, respectively) on sales of $4.20 billion, compared with a net loss of $871.9 million ($7.30 per share on both a basic and diluted basis) on sales of $4.09 billion in the fourth quarter of 2008, primarily due to a non-cash impairment charge.

The company's results for the fourth quarters of 2009 and 2008 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended December 31, 2009, would have been $77.5 million ($.65 and $.64 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2008, would have been $72.0 million ($.60 per share on both a basic and diluted basis).

“We ended the year on a very positive note, with sales, EPS, and cash flow well above our expectations. Our results reflect the exceptional work of our employees around the globe and demonstrate our commitment to our strategic priorities despite the external economic pressures of the past year,” said Michael J. Long, chairman, president, and chief executive officer. “Although 2009 was a challenging year, we have made great strides to accelerate our sales excellence strategy, advance our industry-leading position, simplify our business processes, and strengthen our financial base. I am confident that we will leverage the momentum from the third and fourth quarters to maximize sales and profitable growth while taking advantage of opportunities in the market.”

“The fourth-quarter results demonstrate the significant leverage we have in the business, as operating income grew faster than sales on both a year-over-year and sequential basis,” said Paul J. Reilly, executive vice president and chief financial officer. “We have also seen positive trends in gross margin in our components business. This is our second consecutive quarter of sequential improvement in gross margin in our core small and medium-sized customers in North America and Asia Pacific, while Europe’s sequential increase in gross margin was well ahead of normal seasonality.”

Global components sales of $2.59 billion increased 6 percent year over year. “Strong performance in global components was driven by better-than-expected performance in all of our core geographies. North America and Europe have continued to show improving sales trends, with both regions delivering sales growth well ahead of normal seasonality. Asia Pacific continued to grow, with sales increasing more than 25 percent year over year. We have made great strides to further simplify and unify global components in all regions, and we are confident that we will outperform the market,” Mr. Long said.

Global enterprise computing solutions (“ECS”) sales of $1.61 billion decreased 2 percent year over year. “ECS sales were in line with the high end of normal seasonality, as all of our product lines showed significant double-digit sequential increases in sales, and we experienced year-over-year growth in industry-standard servers, software and services. Our diversified and expanded portfolio of product offerings and our focus on high-growth enterprise markets have allowed us to strengthen our industry-leading position during the downturn,” Mr. Long said.

The company's results for the fourth quarters of 2009 and 2008 include the items outlined below that impact their comparability:

  restructuring, integration, and other charges of $24.7 million ($14.5 million net of related taxes or $.12 per share on both a basic and diluted basis) in 2009 and $42.3 million ($36.3 million net of related taxes or $.30 per share on a both basic and diluted basis) in 2008;
  a non-cash impairment charge associated with goodwill of $1.02 billion ($905.1 million net of related taxes or $7.58 per share on both a basic and diluted basis) in 2008;
  a loss of $10.0 million ($.08 per share on both a basic and diluted basis) on the write-down of an investment in 2008; and
  a reduction of the provision for income taxes of $8.5 million ($.07 per share on both a basic and diluted basis) and an increase in interest expense of $1.0 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) primarily related to the settlement of certain international income tax matters in 2008.

FULL-YEAR RESULTS

Arrow’s net income for 2009 was $123.5 million ($1.03 per share on both a basic and diluted basis) on sales of $14.68 billion, compared with a net loss of $613.7 million ($5.08 per share on both a basic and diluted basis) on sales of $16.76 billion in 2008. Cash flow from operations for the year ended December 31, 2009 was nearly $850 million.

Net income for 2009 includes restructuring, integration, and other charges of $105.5 million ($75.7 million net of related taxes or $.63 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a loss on prepayment of debt of $5.3 million ($3.2 million net of related taxes or $.03 per share on both a basic and diluted basis) related to the repurchase of $130.5 million principal amount of its 9.15% senior notes due 2010. Excluding these items, net income would have been $202.5 million ($1.69 and $1.68 per share on a basic and diluted basis, respectively) for 2009.

Net income for 2008 includes restructuring, integration, and other charges of $81.0 million ($61.9 million net of related taxes or $.51 per share on both a basic and diluted basis) primarily related to initiatives taken by the company to improve operating efficiencies and a charge, including legal fees, related to a preference claim from 2001. During 2008, the company recognized a non-cash impairment charge of $1.02 billion ($905.1 million net of related taxes or $7.49 per share on both a basic and diluted basis) and a loss of $10.0 million ($.08 per share on both a basic and diluted basis) on the write-down of an investment. Net income for 2008 also includes a reduction of the provision for income taxes of $8.5 million ($.07 per share on both a basic and diluted basis) and an increase in interest expense of $1.0 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis) primarily related to the settlement of certain international income tax matters. Excluding these items, net income would have been $355.7 million ($2.95 and $2.93 per share on a basic and diluted basis, respectively) for 2008.

GUIDANCE

“Looking ahead, we believe that total first-quarter sales will be between $3.675 and $4.275 billion, with global components sales between $2.675 and $3.075 billion and global enterprise computing solutions sales between $1.0 and $1.2 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $.50 to $.62,” said Mr. Reilly.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 900 suppliers and 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 310 locations in 51 countries and territories.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, asset impairments, prepayment of debt, and certain legal and tax matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Quarter Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Operating income (loss), as reported	$115,296	$(934,446)	$272,787	$(493,569)
Restructuring, integration, and other charges	24,661	42,303	105,514	80,955
Impairment charge	-	1,018,780	-	1,018,780
Operating income, as adjusted	$139,957	$126,637	$378,301	$606,166

Net income (loss) attributable to shareholders, as reported	$63,093	$(871,895)	$123,512	$(613,739)
Restructuring, integration, and other charges	14,452	36,331	75,720	61,876
Impairment charge	-	905,069	-	905,069
Loss on prepayment of debt	-	-	3,228	-
Loss on write-down of an investment	-	10,030	-	10,030
Impact of settlement of tax matters:
Income taxes	-	(8,450)	-	(8,450)
Interest (net of taxes)	-	962	-	962
Net income attributable to shareholders, as adjusted	$77,545	$72,047	$202,460	$355,748

Net income (loss) per basic share, as reported	$.53	$(7.30)	$1.03	$(5.08)
Restructuring, integration, and other charges	.12	.30	.63	.51
Impairment charge	-	7.58	-	7.49
Loss on prepayment of debt	-	-	.03	-
Loss on write-down of an investment	-	.08	-	.08
Impact of settlement of tax matters:
Income taxes	-	(.07)	-	(.07)
Interest (net of taxes)	-	.01	-	.01
Net income per basic share, as adjusted	$.65	$.60	$1.69	$2.95

Net income (loss) per diluted share, as reported	$.52	$(7.30)	$1.03	$(5.08)
Restructuring, integration, and other charges	.12	.30	.63	.51
Impairment charge	-	7.58	-	7.49
Loss on prepayment of debt	-	-	.03	-
Loss on write-down of an investment	-	.08	-	.08
Impact of settlement of tax matters:
Income taxes	-	(.07)	-	(.07)
Interest (net of taxes)	-	.01	-	.01
Net income per diluted share, as adjusted*	$.64	$.60	$1.68	$2.93
The sum of the components for basic and diluted net income (loss) per share, as adjusted, may not agree to totals, as presented, due to rounding.

*	Net income per diluted share, as adjusted, is computed by dividing net income attributable to shareholders, as adjusted, by the weighted average number of common shares outstanding in addition to the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock. For the quarter and year ended December 31, 2008, net loss attributable to shareholders, as reported, as well as each of the charges, credits, and losses that impact the comparability of our operating results, exclude the impact of potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock because the effect would be anti-dilutive.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Quarter Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Sales	$4,202,985	$4,089,727	$14,684,101	$16,761,009
Costs and expenses:
Cost of products sold	3,706,342	3,569,631	12,933,207	14,478,296
Selling, general and administrative expenses	339,921	376,368	1,305,566	1,607,261
Depreciation and amortization	16,765	17,091	67,027	69,286
Restructuring, integration, and other charges	24,661	42,303	105,514	80,955
Impairment charge	-	1,018,780	-	1,018,780
	4,087,689	5,024,173	14,411,314	17,254,578
Operating income (loss)	115,296	(934,446)	272,787	(493,569)
Equity in earnings of affiliated companies	1,498	1,190	4,731	6,549
Loss on prepayment of debt	-	-	5,312	-
Loss on the write-down of an investment	-	10,030	-	10,030
Interest and other financing expense, net	25,135	25,853	83,285	99,863
Income (loss) before income taxes	91,659	(969,139)	188,921	(596,913)
Provision for income taxes	28,548	(97,079)	65,416	16,722
Consolidated net income (loss)	63,111	(872,060)	123,505	(613,635)
Noncontrolling interests	18	(165)	(7)	104
Net income (loss) attributable to shareholders	$63,093	$(871,895)	$123,512	$(613,739)
Net income (loss) per share:
Basic	$.53	$(7.30)	$1.03	$(5.08)
Diluted	$.52	$(7.30)	$1.03	$(5.08)
Average number of shares outstanding:
Basic	119,968	119,423	119,800	120,773
Diluted	121,369	119,423	120,489	120,773

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	December 31,
	2009	2008 (A)

ASSETS
Current assets:
Cash and cash equivalents	$1,137,007	$451,272
Accounts receivable, net	3,136,141	3,087,290
Inventories	1,397,668	1,626,559
Prepaid expenses and other assets	168,812	180,647
Total current assets	5,839,628	5,345,768
Property, plant and equipment, at cost:
Land	23,584	25,127
Buildings and improvements	137,539	147,138
Machinery and equipment	779,105	698,156
	940,228	870,421
Less: Accumulated depreciation and amortization	(479,522)	(459,881)
Property, plant and equipment, net	460,706	410,540
Investments in affiliated companies	53,010	46,788
Cost in excess of net assets of companies acquired	926,296	905,848
Other assets	482,726	409,341
Total assets	$7,762,366	$7,118,285
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,763,237	$2,459,922
Accrued expenses	445,914	455,547
Short-term borrowings, including current portion of long-term debt	123,095	52,893
Total current liabilities	3,332,246	2,968,362

Long-term debt	1,276,138	1,223,985
Other liabilities	236,685	248,888
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2009 and 2008
Issued – 125,287 and 125,048 shares in 2009 and 2008, respectively	125,287	125,048
Capital in excess of par value	1,056,704	1,035,302
Treasury stock (5,459 and 5,740 shares in 2009 and 2008, respectively), at cost	(179,152)	(190,273)
Retained earnings	1,694,517	1,571,005
Foreign currency translation adjustment	229,019	172,528
Other	(9,415)	(36,912)
Total shareholders' equity	2,916,960	2,676,698
Noncontrolling interests	337	352
Total equity	2,917,297	2,677,050
Total liabilities and equity	$7,762,366	$7,118,285

(A) Prior period amounts were reclassified to conform to the current year presentation as a result of the adoption of the Accounting Standards Codification Topic 810-10-65.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Quarter Ended December 31,
	2009	2008
	(Unaudited)

Cash flows from operating activities:
Consolidated net income (loss)	$63,111	$(872,060)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operations:
Depreciation and amortization	16,765	17,091
Amortization of stock-based compensation	13,798	5,075
Amortization of deferred financing costs and discount on notes	632	546
Equity in earnings of affiliated companies	(1,498)	(1,190)
Deferred income taxes	(2,620)	(99,463)
Restructuring, integration, and other charges	14,452	36,331
Impairment charge	-	1,018,780
Impact of settlement of tax matters	-	(7,488)
Excess tax benefits from stock-based compensation arrangements	(10)	67
Loss on the write-down of an investment	-	10,030
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	(411,488)	(62,962)
Inventories	(44,472)	125,581
Prepaid expenses and other assets	9,021	18,480
Accounts payable	462,122	121,612
Accrued expenses	65,940	(48,583)
Other	14,783	13,917
Net cash provided by operating activities	200,536	275,764

Cash flows from investing activities:
Acquisition of property, plant and equipment	(22,494)	(46,169)
Cash consideration paid for acquired businesses	(170,064)	(13,626)
Other	-	(132)
Net cash used for investing activities	(192,558)	(59,927)

Cash flows from financing activities:
Change in short-term borrowings	(16,135)	13,116
Repayment of long-term bank borrowings	-	(965,000)
Proceeds from long-term bank borrowings	-	962,812
Proceeds from exercise of stock options	1,165	21
Excess tax benefits from stock-based compensation arrangements	10	(67)
Repurchases of common stock	(155)	-
Net cash provided by (used for) financing activities	(15,115)	10,882

Effect of exchange rate changes on cash	(6,626)	(18,884)
Net increase (decrease) in cash and cash equivalents	(13,763)	207,835
Cash and cash equivalents at beginning of period	1,150,770	243,437
Cash and cash equivalents at end of period	$1,137,007	$451,272

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Years Ended December 31,
	2009	2008

Cash flows from operating activities:
Consolidated net income (loss)	$123,505	$(613,635)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operations:
Depreciation and amortization	67,027	69,286
Amortization of stock-based compensation	33,017	18,092
Amortization of deferred financing costs and discount on notes	2,313	2,162
Equity in earnings of affiliated companies	(4,731)	(6,549)
Deferred income taxes	19,313	(88,212)
Restructuring, integration, and other charges	75,720	61,876
Impairment charge	-	1,018,780
Impact of settlement of tax matters	-	(7,488)
Excess tax benefits from stock-based compensation arrangements	1,731	(161)
Loss on prepayment of debt	3,228	-
Loss on the write-down of an investment	-	10,030
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	2,302	269,655
Inventories	286,626	85,489
Prepaid expenses and other assets	12,139	11,504
Accounts payable	304,295	(191,669)
Accrued expenses	(92,587)	2,977
Other	15,957	(22,338)
Net cash provided by operating activities	849,855	619,799

Cash flows from investing activities:
Acquisition of property, plant and equipment	(121,516)	(158,688)
Cash consideration paid for acquired businesses	(170,064)	(333,491)
Proceeds from sale of facilities	1,153	-
Other	(272)	(512)
Net cash used for investing activities	(290,699)	(492,691)

Cash flows from financing activities:
Change in short-term borrowings	(48,144)	2,604
Repayment of long-term bank borrowings	(29,400)	(3,953,950)
Proceeds from long-term bank borrowings	29,400	3,951,461
Repurchase of senior notes	(135,658)	-
Net proceeds from note offering	297,430	-
Proceeds from exercise of stock options	4,234	4,392
Excess tax benefits from stock-based compensation arrangements	(1,731)	161
Repurchases of common stock	(2,478)	(115,763)
Net cash provided by (used for) financing activities	113,653	(111,095)

Effect of exchange rate changes on cash	12,926	(12,472)
Net increase in cash and cash equivalents	685,735	3,541
Cash and cash equivalents at beginning of year	451,272	447,731
Cash and cash equivalents at end of year	$1,137,007	$451,272

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands)

	Quarter Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited)

Sales:
Global components	$2,593,384	$2,450,088	$9,751,305	$11,319,482
Global ECS	1,609,601	1,639,639	4,932,796	5,441,527
Consolidated	$4,202,985	$4,089,727	$14,684,101	$16,761,009

Operating income (loss):
Global components	$103,268	$87,106	$318,866	$533,126
Global ECS	68,902	64,832	167,748	196,269
Corporate (a)	(56,874)	(1,086,384)	(213,827)	(1,222,964)
Consolidated	$115,296	$(934,446)	$272,787	$(493,569)
(a)	Includes restructuring, integration, and other charges of $24.7 million and $105.5 million for the quarter and year ended December 31, 2009 and $42.3 million and $81.0 million for the quarter and year ended December 31, 2008, respectively. Also included for both the quarter and year ended December 31, 2008 is a non-cash impairment charge of $1.02 billion associated with goodwill.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, External Communications